SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (the "Agreement") is made and entered into as of _____, 2010 by and among Sun River Energy, Inc., a Colorado corporation
("Buyer"), and Donal R. Schmidt, Jr. ("Schmidt") and Thimothy S. Wafford ("Wafford"), residents of the State of Texas (individually a "Seller" and collectively, the "Sellers"). Certain other capitalized terms used in this Agreement are defined in the Definitions Exhibit attached hereto.

                                    Recitals:

     (a) Sellers are record and beneficial owners of all of the issued and outstanding shares of PC Operating Texas Inc., a Texas corporation (the "Company").

     (b) Buyer wishes to purchase from Sellers and Sellers are willing to sell to Buyer all of the issued and outstanding shares of the Company (the "Purchased Interests") upon the terms hereof and in connection with entering into Employment Agreements with each of Schmidt and Wafford in substantially the form attached hereto as Exhibit A and Exhibit B (each, an "Employment Agreement" and collectively, the "Employment Agreements") and the Purchase and Sale Agreement by and between FTP Oil and Gas LP and Buyer in substantially the form attached hereto as Exhibit C (the "PSA").

                                   Agreement:

         In   consideration  of  the  premises  and  the  mutual  covenants  and agreements hereinafter contained, the parties to this Agreement, intending to be legally bound, hereby agree as follows:

SECTION 1.        PURCHASE AND SALE OF PURCHASED INTERESTS; CLOSING

1.1 Purchase and Sale of the Purchased Interests. Upon the terms and subject to the conditions of this Agreement and on the basis of the representations, warranties, covenants and agreements contained herein, at the Closing, the Sellers will sell, transfer, assign, convey and deliver the Purchased Interests to Buyer, free and clear of any Encumbrances, and Buyer will purchase and acquire the Purchased Interests from the Sellers.

1.2 Purchase Price. The purchase price (the "Purchase Price") for the Purchased Interests shall consist of (a) the issuance of [125,000] shares of Buyer Common Stock to Wafford (the "Wafford Stock Consideration") and (b) the issuance of [125,000] shares of Buyer Common Stock to Schmidt (the "Schmidt Stock Consideration", and together with the Wafford Stock Consideration, the "Stock Consideration").

1.3 Closing. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of PC Operating Texas Inc., 5950 Berkshire Lane, Suite 1650, Dallas, Texas, at 10:00 a.m. on [______], 2010 (the "Closing Date"), or at such other time and place as Buyer and Sellers agree.



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SECTION 2. REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLERS

     Each Seller severally (and not jointly) represents and warrants to Buyer, with respect to such Seller only, as follows:

2.1 Authorization. Each Seller is an individual residing in Texas and has all requisite legal capacity to execute and deliver this Agreement and the Related Agreements to which it is a party, and to consummate the transactions contemplated hereby and thereby. This Agreement and each Related Agreement to which the Sellers are party have been duly authorized and duly executed and delivered by each Seller and constitute the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and the enforcement of creditors' rights generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.2 No Seller Conflicts or Consents. Each Seller's execution and delivery of this Agreement does not and will not, and the performance thereof by such Seller will not: (i) conflict with or violate any Contract to which Seller is a party or any currently existing Legal Requirement or Order applicable to such Seller or by which such Seller is bound or affected; or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or result (with or without notice or lapse of time) in the creation of any Encumbrance on any of the Purchased Interests held by such Seller pursuant to, any Contract to which such Seller is a party or by which such Seller is bound or affected, except where such conflict, violation, breach, default of Encumbrance would not reasonably be expected to have a Material Adverse Effect on the Sellers

2.3 Title to Purchased Interests. Each Seller owns beneficially and of record (free and clear of any Encumbrances) to, the Membership Interests (as defined below) described opposite such Seller's name in Part 3.3(b)(i), and such Seller does not directly or indirectly own any Membership Interests or other securities of the Company, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any additional Membership Interests or other securities of the Company.

2.4      Legal Proceedings - Sellers.

               (a) Each Seller is not subject to any Legal Requirement or Order that would reasonably be expected to have a Material Adverse Effect on the Sellers.

               (b) There is no Legal Proceeding pending, and, to such Seller's Knowledge, no Person has threatened to commence any Legal Proceeding, that would reasonably be expected to have a Material Adverse Effect on the Sellers.



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2.5      Restricted Securities.  Each Seller understands that:

               (a) the  shares  of  Buyer  Common  Stock  comprising  the  Stock
          Consideration (the "Shares") to be delivered pursuant to this Agreement are "restricted securities" under the federal securities laws of the United States inasmuch as they have not been registered under the Securities Act, and shall be acquired from Buyer in a transaction exempt from registration under the Securities Act pursuant to Section 4(2) thereof and Regulation D promulgated thereunder;

               (b) the Shares must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from registration. Each Seller represents that he is familiar with Rule 144 promulgated under the Securities Act, as currently in effect, and understands the resale limitations imposed thereby and by the Securities Act;

               (c) the Shares will bear a legend to such effect; and

               (d) Buyer will cause its transfer agent to make a notation on its transfer books to such effect.

2.6 Accredited Investor; Purchase Entirely for Own Account. Each Seller is an accredited investor as defined in Regulation D under the Securities Act. Each Seller is acquiring the Shares pursuant to this Agreement for investment only for his own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof and shall not offer to sell or otherwise dispose of any of the Shares so acquired by each Seller in violation of the registration requirements of the Securities Act or the securities laws of any other jurisdiction applicable to the transactions contemplated hereby. By executing this Agreement, each Seller further represents that he does not have any Contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Shares.

2.7  Disclosure of Information.

               (a) Each Seller has conducted his own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of Buyer; and

               (b) Each Seller acknowledges that, except as set forth in this Agreement, none of Buyer nor any of its Affiliates makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to any Seller or any of his Affiliates.

2.8 Investment Experience. Each Seller has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the investment in the Shares. Each Seller is able to bear the economic risk of his investment in the Shares for an indefinite period of time and can afford a complete loss of his investment in the Shares.

2.9 General Solicitation. No Seller was offered or sold the Shares, directly or indirectly, by means of any form of general solicitation or general advertisement.



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2.10 Reliance. Each Seller understands and acknowledges that: (i) the Shares are being offered and sold to him without registration under the Securities Act in a transaction that is exempt from the registration provisions of the Securities Act and (ii) the availability of such exemption depends in part on, and Buyer will rely upon the accuracy and truthfulness of, the foregoing representations and each Seller hereby acknowledges and consents to such reliance.

2.11 Sale Valid. Assuming the accuracy of the representations and warranties of Buyer contained in Section 4, the offer and sale --------- of the Membership Interests will be exempt from the registration requirements of the Securities Act, and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws within the required statutory periods. Neither Sellers nor any agent on their behalf has solicited or will solicit any offers to sell or has offered to sell or will offer to sell all or any part of the Membership Interests to any person or persons so as to bring the sale of such Membership Interests by Buyer within the registration provisions of the Securities Act or any state securities laws.


SECTION 3. REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

                  The Sellers jointly and severally represent and warrant to Buyer as follows (except as otherwise set forth on the numbered or lettered Part of the Company Disclosure Schedule corresponding to each representation or warranty below):

3.1      No Subsidiaries; Due Organization; Etc.

          (a) The Company has no Subsidiaries and does not otherwise own any capital stock of, or any equity interest of any nature in, any Entity. The Company has not agreed, or is not otherwise obligated to make, or is not bound by any Contract under which it may be obligated to make, any future investment in, or capital contribution to, any other Entity.

          (b) The Company is a Texas corporation duly organized, validly existing and in good standing under the laws of the State of Texas. The Company has all necessary power and authority: (i) to conduct its business as now conducted; (ii) to own, lease and use its assets in the manner in which its assets are currently owned, leased and used; and (iii) to perform its obligations under all Company Contracts.

          (c) The Company is not, and is not required to be qualified, authorized, registered or licensed to do business as a foreign Entity in any jurisdiction other than the jurisdictions identified in Part 3.1(c) in which the failure to so qualify would reasonably be expected to have a Material Adverse Effect on the Company.



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3.2  Corporate  Records.  The Company has delivered to Buyer: (1) true,  correct and complete copies of the certificate of formation and company agreement of the Company, in each case as amended and in effect on the date hereof;
     (2) all membership interest records and registers of the Company; and (3) all minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the members of the Company (the items described in (1), (2) and
     (3) above, collectively, the "Constituent Documents"). The books of account, membership interest records, minute books and other records of the Company are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with Legal Requirements and prudent business practices.

3.3  Capitalization, Etc.

          (a) The authorized equity interests of the Company consist solely of membership interests (the "Membership Interests"). As of the date hereof, all of the Membership Interests, including the Purchased Interests, are held beneficially and of record by the Sellers. All of the issued and outstanding Membership Interests, including the Purchased Interests, were duly authorized for issuance and are validly issued, fully paid and non-assessable and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar rights. All of the issued and outstanding Membership Interests, including the Purchased Interests, were issued in compliance in all material respects with all applicable securities laws and other applicable Legal Requirements.

          (b) Part 3.3(b)(i) identifies each holder of Membership Interests in the Company, the number of Membership Interests held by such holder, and such holder's percentage share of all Membership Interests. Except as set forth in Part 3.3(b)(ii): (A) none of the outstanding Membership Interests are entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and (B) none of the outstanding Membership Interests are subject to any right of first refusal or similar right in favor of the Company or any other Person.

          (c) There are no existing options, warrants, calls, rights or Contracts to which any Seller or the Company is a party requiring, and there are no securities of the Company outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional Membership Interests or other equity interests of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase Membership Interests, including the Purchased Interests, or other equity interests of the Company. Except as set forth in
     Part 3.3(c), there are no obligations, contingent or otherwise, of the Company to provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any Person. Except as set forth on Part 3.3(c), there are no outstanding equity appreciation, phantom equity, profit participation or similar rights with respect to the Company. There are no bonds, debentures, notes or other Indebtedness of the Company having the right to vote or consent (or, convertible into, or exchangeable for, securities having the right to vote or consent) on any matters on which members (or other equity holders) of the Company may vote. Except for the Company Agreement of the Company (the "Company Agreement"), there are no voting trusts, irrevocable proxies or other Contracts or understandings to which the Company or a Seller is a party or is bound with respect to the voting of, registration of, consent of or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any Membership Interests, including the Purchased Interests.



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          (d) As of the  Closing  and after  giving  effect to the  transactions contemplated hereby, all of the Membership Interests, including the Purchased Interests, will be held by Buyer free and clear of any Encumbrances (other than restrictions imposed by securities laws applicable to unregistered securities generally or pursuant to the Company Agreement).

3.4 Financial Controls. The Company maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls for privately held companies of this size within this industry so that: (i) transactions are executed with management's authorization; (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the assets of the Company; (iii) access to the assets of the Company is permitted only in accordance with management's authorization; (iv) the reporting of the assets of the Company is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

3.5 Absence of Changes. Since inception, there has not been any Material Adverse Effect on the Company, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, could reasonably be expected to have a Material Adverse Effect on the Company.

3.6  Title to Assets.

          (a) The Company owns, and has good, valid and marketable title to all assets purported to be owned by it. Except as set forth in Part 3.6(a), all assets owned by the Company are owned by the Company free and clear of any Encumbrances, except for Permitted Encumbrances.

          (b) Part 3.6(b) identifies all assets of the Company that are being leased or licensed to or by the Company (the "Company Leases").

3.7  Bank Accounts; Receivables; Loans to Employees.

          (a) Sellers have provided accurate information with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution including the name of the bank or financial institution and the account number.

          (b) Part 3.7(b) provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Company as of March 31, 2010. None of the accounts receivable of the Company are subject to any refunds, disputes, setoffs or counterclaims.

          (c) There are no loans and advances made by the Company to any employee, director, consultant or independent contractor, other than routine travel advances made to employees in the ordinary course of business and consistent with past practice.



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3.8  Tangible Assets; Leaseholds.

          (a) All material items of equipment and other tangible assets owned by or leased to the Company are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the Company's business in the manner in which such business is currently being conducted.

          (b) The Company does not own any real property or any interest in real property, except for the leasehold interest created under the Company Leases identified in Part 3.6(b). With respect to the Company Leases, to the Knowledge of the Sellers, the Company has not received any written notices of default from the lessors under such Company Leases and, to the Knowledge of the Sellers, holds a valid leasehold interest in the property leased pursuant to the Company Leases (whether real or personal property), which leasehold interests are free of any Encumbrances except for Permitted Encumbrances.

3.9 Intellectual Property. Part 3.9 contains a true and complete list of all of the Intellectual Property owned or used by the Company that is material to the operation of the business of the Company. The Company owns or, to the Knowledge of the Sellers, has the right to use pursuant to a valid, binding, and enforceable license all such Intellectual Property. To the Knowledge of the Sellers, the Company is not infringing any Intellectual Property of any third party and no other party has infringed or is infringing any of the Intellectual Property owned or used by the Company.

3.10     Contracts.

          (a) Part 3.10(a) identifies each Company Contract, including, but not limited to, the following:

(i) contracts with any seller or its affiliate or any current or former officer, member or affiliate of the company;

(ii) each company contract (a) relating to the employment of, or the performance of services by, any employee, consultant or independent contractor; (b) pursuant to which the company is or may become obligated to make any severance, retention, change in control, termination or similar payment to any current or former employee, or (c) pursuant to which the company is or may become obligated to make any bonus or similar payment (whether in the form of cash, stock, or other securities but excluding payments constituting base salary) to any current or former employee;

(iii) each company contract imposing any restriction on the right or ability of the company (a) to compete with, or solicit any customer of, any other person,
(b) to acquire any product or other asset or any services from any other person,
(c) to solicit, hire or retain any person as an employee, consultant or independent contractor, (d) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other person, (e) to perform services for any other person, or (f) to transact business or deal in any other manner with any other person;

(iv) each company contract (a) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities, (b) providing any person with any preemptive right, right of participation, right of maintenance or similar right with respect to any securities, or (c) providing the company with any right of first refusal with respect to, or right to repurchase or redeem, any securities;



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(v)      each company lease;

(vi) each company contract that may not be terminated by the company (without penalty) within 30 days after the delivery of a termination notice by the company (other than routine nondisclosure agreements entered into by the company in the ordinary course of business and consistent with past practice);

(vii) management contracts and contracts with independent contractors or consultants (or similar arrangements) that are not cancelable without penalty or further payment and without more than 30 days' notice;

(viii) any company contract under which the consummation of the transactions contemplated by this agreement would give rise to or expand any rights in favor of, or any obligations on the part of, the company or any other person; and

(ix)     any other company contract.

          (b) The Company has delivered or made available to Buyer accurate and complete copies of all written Company Contracts. Part 3.10(b) provides an accurate description of the terms of each Company Contract that is not in written form. Each Company Contract is valid, binding and in full force and effect and enforceable in accordance with its terms, except as such enforceability may be limited by (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and the enforcement of creditors' rights generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

          (c) Except as set forth in Part 3.10(c):

(i) the company has not violated or breached, or committed any default under, any company contract which would reasonably be expected to have a material adverse effect on the company, and, to the knowledge of the sellers, no other person has violated or breached, or committed any default under, any company contract in any material respect;

(ii) to the knowledge of the sellers, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to (a) result in a violation or breach by the company of any of the provisions of any company contract in any material respect, (b) give any person the right to declare a default or exercise any remedy under any company contract, (c) give any person the right to accelerate the maturity or performance of any company contract, or (d) give any person the right to cancel, terminate or modify any company contract;

(iii) to the knowledge of the sellers, the company has not received any written notice or other communication regarding any actual or alleged violation or breach of, or default under, any company contract in any material respect; and

(iv) the company has not waived any of its material rights under any company contract.



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3.11 No  Undisclosed  Liabilities.  The  Company  does  not  have  any  accrued, contingent or other liabilities or Indebtedness of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with GAAP, and whether due or to become due), which, individually or in aggregate, are in excess of $[50,000], except for
     (i) liabilities or obligations reflected or reserved against in the Company Financial Statements (or the notes thereto), (ii) liabilities incurred by the Company in the ordinary course of business, (iii) liabilities under the Company Contracts, to the extent the nature and magnitude of such liabilities can be specifically ascertained by reference to the text of such Company Contracts, and (iv) the liabilities identified in Part 3.11.

3.12 Compliance with Legal Requirements; Governmental Authorizations.

          (a) The Company is not in conflict with, or in default or in violation of any applicable Legal Requirements which would reasonably be expected to have a Material Adverse Effect on the Company. Except as set forth in Part 3.12(a), to the Knowledge of the Sellers, the Company has not received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement. To the Knowledge of the Sellers, the Company is not under investigation with respect to the violation of any Legal Requirement.

          (b) Part 3.12(b) identifies each material Governmental Authorization held by the Company, and the Company has delivered to Buyer accurate and complete copies of all material Governmental Authorizations identified in
     Part 3.12(b). The Governmental Authorizations identified in Part 3.12(b) are valid and in full force and effect, and collectively constitute all material Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which it is currently being conducted. The Company is in substantial compliance with the terms and requirements of the respective Governmental Authorizations identified in
     Part 3.12(b). To the Knowledge of the Sellers, the Company has not received any notice or other communication (in writing or otherwise) from any Governmental Body regarding (A) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

3.13     Tax Matters.

          (a) Each of the Tax Returns required to be filed by or on behalf of the Company with any Governmental Body prior to the Closing Date (the "Company Returns"):

(i) was filed on or before the applicable due date (including any extensions of such due date);

(ii) was complete and accurate and prepared in all material respects in compliance with all applicable legal requirements; and

(iii) all taxes owed by the company have been either paid to the respective governmental bodies, set aside in accounts for such purpose, or accrued, reserved against, and entered upon the books and records of the company.

          (b) The Company has delivered to Buyer accurate and complete copies of
     (i) all Company Returns, (ii) all letter rulings, technical advice memoranda, examination reports, statements of deficiencies assessed against or agreed to by the Company, and similar documents issued by a Governmental Body relating to the federal, state, local or foreign Taxes due from or with respect to the Company, and (iii) any closing letters or agreements entered into by the Company with any Governmental Bodies with respect to Taxes.

          (c) The Company has timely withheld proper and accurate amounts from its employees, independent contractors, customers, members and other Persons from whom it is or was required to withhold Taxes, including all payroll, sales and use Taxes, in compliance with all applicable Legal Requirements.

          (d) The Company Financial Statements fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with GAAP.

          (e) Except as set forth in Part 3.13(e), to the Knowledge of the Sellers, there have been no examinations or audits of any Company Return. The Company has delivered to Buyer accurate and complete copies of all audit reports and similar documents (to which the Company has access) relating to the Company Returns. No extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from or by the Company. The Company is not subject to nor has the Company sought any private ruling from, or agreement with, a foreign, federal, state or local taxing authority. No foreign, federal, state or local taxing authority in a jurisdiction where the Company does not file Tax Returns has ever claimed in writing or asserted in writing that the Company is or may be subject to taxation by that jurisdiction.

          (f) Except as set forth in Part 3.13(f), no claim or Legal Proceeding is pending or, to the Knowledge of the Sellers, has been threatened against or with respect to the Company in respect of any Tax, nor, to the Knowledge of Sellers, has the Company received from any Governmental Body in any jurisdiction (including jurisdictions where the Company has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any taxing authority or other Governmental Body against the Company. There are no liens for Taxes upon any of the assets of the Company except liens for Taxes not yet due and payable.

          (g) Part 3.13(g) accurately describes all material elections with respect to Taxes affecting the Company.

3.14 Employee and Labor Matters; Benefit Plans.

          (a) Part 3.14(a) sets forth, with respect to each current employee of the Company as of the date of this Agreement:


(i) the name of such employee and the date as of which such employee was originally hired by the company; and

(ii) the aggregate dollar amount of the compensation (including wages, salary, commissions, board fees, bonuses, profit-sharing payments, distributions or withdrawals by employees who are also company members, and other payments or benefits of any type other than immaterial reimbursable expenses) received by or payable to such employee from the company with respect to services performed in 2009 on behalf of the company.

          (b) Part 3.14(b) contains (i) a list of all "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), pension, profit-sharing, retirement, cafeteria plan, flexible spending arrangement, sick leave and vacation policy, bonus, stock option, stock purchase, restricted stock, incentive compensation, deferred compensation, severance, medical, dental, life, disability, or other welfare benefit plan, and all other fringe benefit plans, policies or arrangements, whether sponsored, established, maintained or contributed to or required to be contributed to currently by the Company for the benefit of any current employees or former employees or for which the Company has any liability. There is no corporation or trade or business (whether or not incorporated) which, as of the date of this Agreement or at any time within the six years preceding the date hereof, would be treated as a "single employer" with the Company under Section 414(b), (c), (m) or
     (o) of the Internal Revenue Code of 1986, as amended.

          (c) All employee benefit plans maintained or contributed to by the Company are in compliance with all applicable provisions of ERISA and the Internal Revenue Code of 1986, as amended, and all other Legal Requirements and the Company has no delinquent liabilities or obligations with respect to any such employee benefit plans, whether or not accrued, contingent or otherwise.

3.15 Environmental Matters. The Company possesses all material permits and other material Governmental Authorizations required under applicable Environmental Laws, and is in material compliance with the terms and conditions thereof. To the Knowledge of the Sellers, the Company has not received any written notice or other communication from any Governmental Body that alleges that the Company is not in compliance with any Environmental Law. To the Knowledge of the Sellers, (a) all property that is leased to, controlled by or used by the Company, and all surface water, groundwater and soil associated with or adjacent to such property, is free of any material environmental contamination of any nature, (b) none of the real property leased to, controlled by or used by the Company contains any underground storage tanks, asbestos, equipment using PCBs, underground injection wells, and (c) none of the property leased to, controlled by or used by the Company contains any septic tanks in which process wastewater or any Materials of Environmental Concern have been disposed of. To the Knowledge of the Sellers, the Company has never sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law, (i) has been placed on the "National Priorities List" of hazardous waste sites or any similar state list, (ii) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity, or (iii) is subject to a Legal Requirement to take "removal" or "remedial" action as detailed in any applicable Environmental Law or to make payment for the cost of cleaning up any site.

3.16 Insurance. The Company has delivered to Buyer current, complete and accurate copies of (i) policies for all primary, excess and umbrella policies, bonds and other forms of insurance currently owned or held by or on behalf of and/or providing insurance coverage to the Company and its businesses, properties and assets, and (ii) insurance claim histories since January 31, 2008. All such policies are in full force and effect. Except as set forth in Part 3.16, to the Knowledge of the Sellers, the Company has not received a written notice of default under any such policy and has not received written notice of any pending or threatened termination or cancellation, coverage limitation or reduction, or material premium increase with respect to any such policy.

3.17 Related Party Transactions. Except as set forth in Part 3.17:


          (a) no Related Party (as defined below) has any direct or indirect interest in any material asset used in or otherwise relating to the business of the Company;

          (b) no Related Party is indebted to the Company;

          (c) no Related Party has any direct or indirect financial interest in, any material Contract, transaction or business dealing involving the Company;

          (d) no Related Party is competing, directly or indirectly, with the Company; and

          (e) no Related Party has any claim or right against the Company (other than rights to receive compensation for services performed as an employee of the Company or the right to receive distributions as a member of the Company).

          (f) For purposes of this Section 3.17, each of the following shall be deemed to be a "Related Party": (i) each individual who is an officer or member of the Company; (ii) each member of the immediate family of each of the individuals referred to in clause "(i)" above; and (iii) any trust or other Entity (other than the Company) in which any one of the individuals referred to in clauses "(i)" and "(ii)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary, equity or other financial interest.

3.18     Legal Proceedings; Orders.

          (a) Part 3.18(a) sets for all Legal Proceedings that involve the Company or any of the assets owned, used or controlled by the Company. No claim, dispute or Legal Proceeding disclosed in Part 3.18(a) would, if determined adversely to the Company, reasonably be expected to have a Material Adverse Effect on the Company.

          (b) There is no order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject.

3.19 Non-Contravention;  Consents.  Except as set forth in Part 3.19(a), neither
     (1) the execution, delivery or performance of this Agreement, nor (2) the consummation of the transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

          (a) contravene, conflict with or result in a violation of any of the provisions of the Constituent Documents of the Company;

          (b) contravene, conflict with, require notice to or a filing with, or result in a violation of, or give any Governmental Body or other Person the right to challenge the transactions contemplated by this Agreement, or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned, used or controlled by the Company, is subject except where such contravention, conflict, failure to provide notice to or make a filing with, violation, challenge, remedy or relief would not reasonably be expected to have a Material Adverse Effect on the Company;

          (c) contravene, conflict with, require notice to or a filing with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to any of the assets owned, used or controlled by the Company except where such contravention, conflict, failure to provide notice or to a filing with, violation, revocation, withdrawal, suspension, cancelation, termination or modification would not reasonably be expected to have a Material Adverse Effect on the Company; or

          (d) contravene, conflict with, require notice to, or result in a violation or breach of, or result in a default under, any provision of any Company Contract or give any Person the right to (i) declare a default or exercise any remedy under any such Company Contract, (ii) accelerate the maturity or performance of any obligation under any Company Contract or
     (iii) cancel, terminate or modify any material term of any Company Contract except where such contravention, conflict, failure to provide notice to, violation, breach or default would not reasonably be expected to have a Material Adverse Effect on the Company.

3.20 Financial Advisors. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Seller or the Company.

3.21 Full Disclosure. The representations and warranties made by Sellers in this Agreement and in any Related Agreement do not (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained herein and therein, in the light of the circumstances under which such representations, warranties and information were or will be made or provided, not false or misleading.

SECTION 4.        REPRESENTATIONS AND WARRANTIES OF BUYER

                  Buyer represents and warrants to the Sellers as follows (except as otherwise set forth on the number or lettered Part of the Buyer Disclosure Schedule corresponding to each representation or warranty below):

4.1 Corporate Existence and Power. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all corporate power required to conduct its business as now conducted.


4.2 Authority; Binding Nature of Agreement. Buyer has the absolute and unrestricted right, power and authority to perform its obligations under this Agreement and under each Related Agreement to which it is a party; and the execution, delivery and performance by Buyer of this Agreement and each Related Agreement to which it is a party have been duly authorized by all necessary action on the part of Buyer. This Agreement constitutes the legal, valid and binding obligation of Buyer, and such other Related Agreements, when executed and delivered by Buyer, will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.


4.3 Non-Contravention; Consents. Neither (1) the execution, delivery or performance of this Agreement, nor (2) the consummation of the transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

          (a) contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of Buyer; or (ii) any resolution adopted by the Company's shareholders, the board of directors or any committee of the board of directors of Buyer;

          (b) contravene, conflict with, provide notice to or make a filing with, or result in a violation of, or give any Governmental Body or other Person the right to challenge the transactions contemplated by this Agreement, or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which Buyer is subject except where such contravention, conflict, failure to provide notice to or make a filing with, violation, challenge, remedy or relief would not reasonably be expected to have a Material Adverse Effect on the Buyer;

          (c) contravene, conflict with, provide notice to or make a filing with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Buyer or that otherwise relates to any of the assets owned, used or controlled by the Buyer except where such contravention, conflict, failure to provide notice to or make a filing with, violation, revocation, withdrawal, suspension, cancelation, termination or modification would not reasonably be expected to have a Material Adverse Effect on the Buyer; or

          (d) contravene, conflict with, provide notice to or result in a violation or breach of, or result in a default under, any provision of any Buyer Contract or give any Person the right to (i) declare a default or exercise any remedy under any such Buyer Contract, (ii) accelerate the maturity or performance of any obligation under any Buyer Contract or (iii) cancel, terminate or modify any material term of any Buyer Contract except where such contravention, conflict, failure to provide notice to, violation, breach or default would not reasonably be expected to have a Material Adverse Effect on the Buyer.

4.4 Offering Valid. Assuming the accuracy of the representations and warranties of Sellers contained in Section 2, the offer, sale and issuance of the Shares will be exempt from the registration requirements of the Securities Act, and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws within the required statutory periods. Neither Buyer nor any agent on its behalf has solicited or will solicit any offers to sell or has offered to sell or will offer to sell all or any part of the Shares to any person or persons so as to bring the sale of such Shares by Buyer within the registration provisions of the Securities Act or any state securities laws.

4.5  Capitalization.

          (a) The  authorized  capital  stock of Buyer  consists of  100,000,000 shares of Buyer Common Stock, 1,000 shares of which are issued and outstanding. All of the issued and outstanding capital stock of Buyer are duly authorized for issuance and are validly issued, fully paid and non-assessable and have not been issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar rights. When issued in accordance with the terms of this Agreement, the Shares issued pursuant hereto will be duly authorized for issuance and validly issued, fully paid and non-assessable and are not being issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar rights. The Buyer has taken all steps necessary to make inapplicable to this offering of the Shares and any future issuance of shares of Buyer Common Stock to the Sellers or their Affiliates any restrictions on business combinations with interested shareholders.

          (b) Except as set forth on Part 4.5(b), there are no existing options, warrants, calls, rights, contracts or other agreements to which Buyer is a party requiring, and there are no securities of Buyer outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional equity interests of Buyer or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase Buyer's capital stock, including the Shares, or other equity interests of Buyer. There are no obligations, contingent or otherwise, of Buyer or any Subsidiary of Buyer to (i) repurchase, redeem or otherwise acquire any capital stock or other equity securities of Buyer or any Subsidiary, or
     (ii) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any Person. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights with respect to Buyer or any of its Subsidiaries. There are no bonds, debentures, notes or other Indebtedness of Buyer or any of its Subsidiaries having the right to vote or consent (or, convertible into, or exchangeable for, securities having the right to vote or consent) on any matters on which stockholders (or other equity holders) of Buyer or any of its Subsidiaries may vote. There are no voting trusts, irrevocable proxies or other agreements, contracts or understandings to which Buyer or any Subsidiary or, to Buyer's Knowledge, any of its stockholders is a party or is bound with respect to the voting or consent of any equity interests of Buyer or the equity interests of any of Buyer's Subsidiaries.

4.6 Buyer SEC Reports. Buyer has filed with the SEC, and has heretofore made available to Sellers true and complete copies of, each form, registration statement, report, schedule, proxy or information statement and other document (including exhibits and amendments thereto), including its Annual Reports to Shareholders incorporated by reference in certain of such reports, required to be filed with the SEC since September 29, 1999 under the Securities Act or the Exchange Act (collectively, the "Buyer SEC Reports"). As of the respective dates such Buyer SEC Reports were filed or, if any such Buyer SEC Reports were amended, as of the date such amendment was filed, each of the Buyer SEC Reports, including any financial statements or schedules included therein, (a) complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.7  Intentionally Left Blank.

4.8 No Undisclosed Liabilities. Except as set forth in the Buyer SEC Reports, there are no debts, claims, liabilities, or obligations with respect to Buyer, whether liquidated, unliquidated, accrued, absolute, contingent or otherwise, other than those incurred in the ordinary course of business consistent with prior practice. Except as set forth in the Buyer SEC Reports, Buyer is not a guarantor or indemnitor of any Indebtedness of any other Person. Buyer has not at any time, (i) made a general assignment for the benefit of creditors, (ii) filed, or had filed against it, any bankruptcy petition or similar filing, (iii) suffered the attachment or other judicial seizure of all or a substantial portion of its assets, or
     (iv) admitted in writing its inability to pay its debts as they become due.

4.9 Compliance with Laws. Buyer has complied and is in compliance in all material respects with all applicable Legal Requirements. There is no order issued, investigation, or proceeding pending or, to Buyer's Knowledge, threatened, or, to Buyer's Knowledge, written notice served with respect to any violation of any Legal Requirement issued by any Governmental Body applicable to Buyer.

4.10 Legal Proceeding. Except as set forth in the Buyer SEC Reports, there are no Legal Proceedings pending or, to Buyer's Knowledge, threatened relating to Buyer, at law or in equity, before any Governmental Body, including, without limitation, any unfair labor practice or grievance proceeding or otherwise, or before any private arbitration or mediation firm or panel. There are no material judgments, or Orders (whether rendered by a court or administrative agency or by arbitration) relating to Buyer.

4.11 Restricted Securities. Buyer understands that:

          (a) the Membership Interests to be delivered pursuant to this Agreement are "restricted securities" under the federal securities laws of the United States inasmuch as they have not been registered under the Securities Act, and shall be acquired from Sellers in a transaction exempt from registration under the Securities Act;

          (b) the Membership Interests must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from registration. Buyer represents that it is familiar with Rule 144 promulgated under the Securities Act, as currently in effect, and understands the resale limitations imposed thereby and by the Securities Act; and

          (c) the Membership Interests will bear a legend to such effect.

4.12 Accredited Investor; Purchase Entirely for Own Account. Buyer is an accredited investor as defined in Regulation D under the Securities Act. Buyer is acquiring the Membership Interests pursuant to this Agreement for investment only for its own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof and shall not offer to sell or otherwise dispose of any of the Membership Interests so acquired by Buyer in violation of the registration requirements of the Securities Act or the securities laws of any other jurisdiction applicable to the transactions contemplated hereby. By executing this Agreement, Buyer further represents that it does not have any Contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Membership Interests.

4.13 Disclosure of Information.

          (a) Buyer has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company; and

          (b) Buyer acknowledges that, except as set forth in this Agreement, none of Sellers nor any of their Affiliates makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Buyer or any of its Affiliates.

4.14 Investment Experience. Buyer has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the investment in the Membership Interests. Buyer is able to bear the economic risk of his investment in the Membership Interests for an indefinite period of time and can afford a complete loss of his investment in the Membership Interests.

4.15 General Solicitation. Buyer was not offered or sold the Membership Interests, directly or indirectly, by means of any form of general solicitation or general advertisement.

4.16 Reliance. Buyer understands and acknowledges that: (i) the Membership Interests are being offered and sold to it without registration under the Securities Act in a transaction that is exempt from the registration provisions of the Securities Act and (ii) the availability of such exemption depends in part on, and the Sellers will rely upon the accuracy and truthfulness of, the foregoing representations and Buyer hereby acknowledges and consents to such reliance.

4.17 Financial Advisors. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

4.18 Full Disclosure. The representations and warranties made by Buyer in this Agreement and in any Related Agreement do not (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained herein and therein, in the light of the circumstances under which such representations, warranties and information were or will be made or provided, not false or misleading.

SECTION 5.        ADDITIONAL COVENANTS OF THE PARTIES

5.1 Further Assurances. At or after Closing, and without further consideration, each Seller will execute and deliver to Buyer such further instruments of conveyance and transfer as Buyer may reasonably request to more effectively convey and transfer the Purchased Interests to Buyer, free and clear of any Encumbrance and subject to no legal or equitable restrictions of any kind, or to exercising rights with respect to such Purchased Interests.

5.2 Employee Benefits. Buyer agrees that on the Closing Date it shall assume all of the Company's health and welfare plans (including group medical, dental, vision, short and long-term disability, accidental death and disability, and group life insurance), vacation and personal leave programs, and 401(k) plans or implement new plans on terms no less favorable to the employees of the Company that the Company's current plans. For purposes of the assumption of the Company's plans and programs or the entering into of new plans and programs, all employees of the Company shall be credited with their service on behalf of the Company or any Affiliate of the Company for purposes of eligibility to participate in the Company's plans or programs or the new plans or programs. For the assumed Company's plans or programs or under any new plans or programs, the Buyer shall cause the Company to use its commercially reasonable efforts to cause its health plan insurance to (x) credit amounts paid by the Continuing Employees for deductibles and co-payments under the Company's health plans prior to the Closing toward any deductibles or co-payments limits under the assumed plans or the new plans and (y) waive any pre-existing conditions or exclusions. Specifically, any personal or vacation time accrued by any Continuing Employee prior to the Closing shall be credited by the Buyer under any assumed or new personal and vacation time off programs. The Buyer is obligated to make offers of continuing employment to all employees of the Company on the Closing Date.

5.3  Certain Tax Matters.

          (a) Any Tax Return to be prepared by Sellers pursuant to the provisions of this Section 5.3 shall be prepared in a manner consistent with practices followed in prior years with respect to similar Tax Returns, except for changes required by changes in Legal Requirement or fact. Buyer shall not file an amended Tax Return for any period ending prior to the Closing Date without the consent of the Sellers, which consent may not be unreasonably withheld, delayed, or conditioned. The following provisions shall govern the allocation of responsibility as between Buyer and the Sellers for certain Tax matters on or following the Closing Date:

(i) the sellers shall prepare or cause to be prepared and file or cause to be filed all tax returns for the company for all periods ending prior to the closing date regardless of when they are to be filed. the sellers shall permit the buyer 10 days to review and comment on each such tax return described in the preceding sentence prior to filing. the sellers shall be responsible for all taxes attributable to the company with respect to such periods. to the extent that a reserve for taxes owed by the company is made in the balance sheet of the company's most recent financial statements, the sellers shall be given credit for the payment of such taxes.

(ii) buyer shall prepare or cause to be prepared and file or cause to be filed any tax returns of the company for tax periods that begin on the closing date and end after the closing date. buyer shall permit the sellers 10 days to review and comment on each such tax return described in the preceding sentence prior to filing. the sellers shall reimburse buyer within 30 days after payment by buyer or the company of such taxes relating to any period prior to the closing date (based on an interim closing of the books of the company, except in the case of margin, franchise, property, or similar taxes imposed on the company which are based on the outstanding equity of the company, in which case, the allocation will be based on the percentage of days in the tax year ending before the closing date and the percentage of days in the tax year ending on or after the closing date) in excess of the amount, if any, reserved on the face of the balance sheet in the company's most recent financial statements with respect to such taxes.

          (b) All information, books, and records relating to the Company shall be transferred to Buyer. However, after the Closing Date, Buyer, upon request by either Seller, shall grant and cause the Company to grant to the Sellers access at all reasonable times to all of the information, books and records relating to any taxable year of the Company beginning prior to the Closing Date and within the possession of Buyer or the Company (including work papers and correspondence with taxing authorities), and shall afford the Sellers the right (at the Sellers' expense) to make copies thereof, to the extent reasonably necessary to permit the Sellers to prepare Tax Returns and to conduct negotiations with taxing authorities.

          (c) Buyer shall be responsible for the payment of all Transfer Taxes resulting from the transactions contemplated by this Agreement.

          (d) After the Closing Date, in the case of any audit, examination, or other proceeding with respect to Taxes ("Tax Proceeding") relating to any period ending prior to the Closing Date and for which the Sellers are or may be liable pursuant to this Agreement, Buyer shall inform the Sellers within 15 days of the receipt of any notice of such Tax Proceeding. Buyer shall execute or cause to be executed powers of attorney or other documents necessary to enable the Sellers to take all actions desired by the Sellers with respect to such Tax Proceeding and shall grant to Sellers the right to control any such Tax Proceedings and to initiate any claim for refund, file any amended return, or take any other action which the Sellers deem appropriate with respect to such Taxes.

          (e) Refunds of Taxes paid or payable with respect to Taxes attributable to the Company shall be promptly paid as follows (or to the extent payable but not paid due to offset against other Taxes shall be promptly paid by the party receiving the benefit of the offset as follows):
     (i) to the Sellers if attributable to Taxes allocable (as determined in a manner consistent with this Section 5.3) to any period ending prior to the Closing Date) or in the case of a Tax year beginning before and ending after the Closing Date to the extent allocable (as determined in a manner consistent with this Section 5.3) to the period prior to the Closing Date; and (ii) to Buyer if attributable to Taxes with respect to any Tax year beginning on or after the Closing Date or in the case of a Tax year beginning before and ending after the Closing Date to the extent allocable (as determined in a manner consistent with Section 5.3) to the period beginning on or after the Closing Date.

5.4 Preservation of Records. Subject to any retention requirements relating to the preservation of Tax records, Sellers and Buyer agree that each of them shall (and shall cause the Company to) preserve and keep the records held by them relating to the respective businesses of the Company for a period of four years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, legal proceedings against or governmental investigations of Sellers, the Company, Buyer or any of their Affiliates or in order to enable Sellers or Buyer to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby.

5.5 Confidentiality. All confidential and proprietary information provided by one party or its Representatives to the other party or its Representatives, including without limitation the existence and terms of this Agreement, will be kept in strict confidence by such other party and will only be used to evaluate the other party in conjunction with the transactions contemplated by this Agreement, except as otherwise required by applicable law (including applicable securities laws). If either party is required by applicable law to disclose the confidential information of the other party as provided in the preceding sentence, such party shall give the party to whom such information belongs prompt written notice of such requirement by law prior to such disclosure and assistance in obtaining an order protecting the confidential information from public disclosure. The parties may disclose information to their Representatives for the sole purpose of evaluating the transactions contemplated in this Agreement, so long as the Representatives agree to keep such information confidential. Each party agrees to be responsible for any breach of this Agreement by its Representatives. If this Agreement is terminated, all documents or other media containing such information will be returned to the appropriate party or, if the material is integrated with other information of the other party, destroyed; provided, that if the receiving party elects to destroy such information, it shall promptly certify in writing to the disclosing party that it has destroyed all such information in accordance with this Agreement. Notwithstanding the foregoing, counsel to each party shall be entitled to retain a copy of all confidential materials for the purpose of defending any claim of non-compliance of this provision by either party, and any such retained confidential materials shall remain subject to this
     Section 5.5.

5.6 Publicity. Neither the Company, Sellers, Buyer nor any of their respective Affiliates shall issue or cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby without the prior consultation of the other party, except as may be required by law and will use reasonable efforts to provide copies of such release or other announcement to the other party hereto, and give due consideration to such comments as such other party may have, prior to such release.

5.7 Employment Agreements. On the Closing Date, each Seller will enter into an employment agreement with Buyer in the forms attached hereto as Exhibit A and Exhibit B.

SECTION 6. CONDITIONS TO CLOSING

6.1  Conditions to the Obligation of Each Party.

          (a) All Governmental Authorizations, or the expiration of waiting periods imposed by, any Governmental Body necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, occurred or been obtained.

          (b) No action, suit or proceeding shall have been instituted or
            threatened   before  any  court  or  Governmental  Body  seeking  to
            challenge  or  restrain  the   transactions   contemplated  by  this
            Agreement.

6.2 Conditions of Obligation of Buyer. The obligation of Buyer to effect the transactions contemplated by this Agreement is subject to the satisfaction at or prior to the Closing Date of the following conditions:

          (a) Each Seller shall have performed in all material respects his obligations under this Agreement required to be performed by him at or prior to the Closing Date and the representations and warranties of the Company and each Seller contained in this Agreement, to the extent qualified with respect to materiality shall be true and correct in all respects, and to the extent not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time, except as expressly contemplated by the Company Disclosure Schedule or this Agreement and except that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date, and Buyer shall have received a certificate from each Seller as to the satisfaction of this condition.

          (b) Sellers shall have delivered to Buyer copies of resolutions, the certificate of formation and the Company Agreement, certified by an authorized officer of the Company as to the authorization of this Agreement and all of the transactions contemplated hereby.

          (c) Sellers shall have delivered to Buyer (i) a certificate of account status with respect to the Company issued by the Texas Comptroller of Public Accounts, (ii) a certificate of entity status with respect to the Company issued by the Secretary of State of the State of Texas, and (iii) a certificate of good standing with respect to the Company for each state in which the Company is qualified to do business as a foreign Entity, all of which shall be of a recent date which shall be not more than five business days prior to the Closing Date.

          (d) From the date of this Agreement through the Closing Date, there shall not have occurred any change in the financial condition, business or operations of the Company, taken as a whole, that would constitute a Material Adverse Effect on the Company.

          (e) Sellers shall have executed and delivered to Buyer the Employment Agreements.

          (f) FTP Oil and Gas LP shall have executed and delivered to Buyer the PSA.

          (g) Each Seller shall have delivered or caused to be delivered to Buyer the original certificate from each Seller representing the Purchased Interests, if any, duly endorsed in blank or accompanied by transfer powers with all requisite transfer tax stamps attached and otherwise sufficient to transfer the Purchased Interests to Buyer free and clear of all Encumbrances (which certificate will be canceled by the Company).

          (h) Sellers shall have delivered to Buyer a certificate in the name of Buyer representing the Purchased Interests.

          (i) Sellers shall have delivered to Buyer the consents, waivers, approvals and notices set forth in Part 3.19(a), each in a form reasonably satisfactory to Buyer.

          (j) The Sellers  shall have  delivered  to Buyer all  instruments  and documents necessary to release any and all Encumbrances on the Purchased Interests, including appropriate UCC financing statement amendments (termination statements).

6.3 Conditions to the Obligations of Each Seller. The obligation of each Seller to effect the transactions contemplated by this Agreement is subject to the satisfaction at or prior to the Closing Date of the following conditions:

          (a) Buyer shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing Date and the representations and warranties of Buyer contained in this Agreement, to the extent qualified with respect to materiality shall be true and correct in all respects, and to the extent not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time, except that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date, and Sellers shall have received a certificate of an officer of Buyer as to the satisfaction of this condition.

          (b) Buyer shall have issued or caused to be issued to each Seller the certificates representing the Stock Consideration.

          (c) Buyer shall have executed and delivered to each Seller the Employment Agreements with such Employment Agreements to be effective on the Closing Date.

          (d) Buyer shall have executed and delivered to FTP Oil and Gas LP and each Seller the PSA with the closing of the transactions contemplated by the PSA to be on the Closing Date.

          (e) From the date of this Agreement through the Closing Date, there shall not have occurred any change in the financial condition, business or operations of Buyer and its Subsidiaries, taken as a whole, that would constitute a Material Adverse Effect on the Buyer.

SECTION 7. INDEMNIFICATION, ETC.

7.1  Survival of Representations, Etc.

          (a) The representations, warranties, covenants and obligations of the Company and the Sellers (including the representations and warranties set forth in Sections 2 and 3) and the Company Disclosure Schedule shall survive the Closing as provided in this Section 7.1. The representations, warranties, covenants and obligations of the Buyer (including the representations and warranties set forth in Section 4) and the Buyer Disclosure Schedule shall survive the Closing as provided in this Section 7.1.

          (b) All representations and warranties of the Sellers and the Company set forth in Sections 2 and 3 and the Company Disclosure Schedule and of Buyer set forth in Section 4 and the Buyer Disclosure Schedule, shall expire on the Expiration Date other than Sections 2.1, 2.3, 2.5, 2.6, 2.7, 2.8, 2.9, 2.10, 2.11, 4.2, 4.4, 4.6, 4.11, 4.12, 4.13, 4.14, 4.15 and 4.16
     which shall survive indefinitely and Sections 3.13 and 3.14 which shall survive for the applicable statute of limitations; provided, however, any representation or warranty subject to the Expiration Date or the applicable statute of limitations in respect of which indemnity may be sought under this Section 7 shall survive the time at which it would otherwise terminate pursuant to the foregoing provisions of this Section 7.1, if notice of the inaccuracy or breach thereof giving rise to such right to indemnity shall have been given to the party against whom such indemnity may be sought prior to the Expiration Date or statute of limitations, as applicable..

          (c) Claims for indemnification, compensation and reimbursement brought in accordance with and subject to this Section 7 shall be the sole and exclusive remedy of any Indemnitee for monetary damages from and after the Closing with respect to breaches of this Agreement. Without limiting the generality of the foregoing, nothing contained in this Agreement shall limit the rights of any Indemnitee to seek or obtain injunctive relief or any other equitable remedy to which such Indemnitee is otherwise entitled.

7.2  Indemnification of Buyer.

          (a) From and after the  Closing  Date (but  subject  to  Section  7.1,
     Section 7.2(d), and Section 7.4), the Sellers, jointly and severally (with the exception of any breach of any Individual Representations, for which such Seller shall be severally, but not jointly, liable), shall hold harmless and indemnify each of the Buyer Indemnitees from and against, and shall compensate and reimburse each of the Buyer Indemnitees (without duplication) for, any Damages which are suffered or incurred by any of the Buyer Indemnitees or to which any of the Buyer Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are connected with:

(i) any inaccuracy in or breach of any  representation  or warranty set forth in section 2 or section 3 as of the date of this agreement;

(ii) any material breach of any covenant or obligation of any seller set forth in this agreement; and

(iii) any taxes attributable to the company for any tax year ending before the closing date and/or for any tax year beginning before and ending after the closing date to the extent allocable (as determined in a manner consistent with section 5.3(a)) to the portion of such period ending prior to the closing date); provided, however, that no right to indemnity shall exist to the extent that the damages are the result of actions of buyer or its affiliates taken or effected on or after the closing date.

          (b) In the event the Company suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach or alleged breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Company as a Buyer Indemnitee) Buyer shall also be deemed, by virtue of its ownership of the Purchased Interests of the Company, to have incurred Damages as a result of and in connection with such inaccuracy or breach.

          (c) The Buyer Indemnitees shall not be entitled to recover any Damages under Section 7.2(a)(i) until such time as the cumulative amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages under Section 7.2(a)(i)) that have been directly or indirectly suffered or incurred by any one or more of the Buyer Indemnitees, or to which any one or more of the Buyer Indemnitees has or have otherwise become subject, exceeds $25,000 in the aggregate, in which case the Sellers shall be liable to Buyer only for the Damages in excess of such amount; provided, however, the limitation shall not apply to Sections 2.11, 3.13 and 3.14.

          (d) The Sellers' total liability under Section 7.2(a)(i) shall not, in the aggregate, exceed the Purchase Price with the Stock Consideration be valued based on the closing price of the Buyer Common Stock on the Closing Date.

7.3  Indemnification of Sellers.

          (a) From and after the Closing Date, Buyer shall hold harmless and indemnify the Seller Indemnitees, from and against, and shall compensate and reimburse each of the Seller Indemnitees (without duplication) for, any Damages which are suffered or incurred by any of the Seller Indemnitees or to which any of the Seller Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are connected with:

(i) any inaccuracy in or breach of any  representation  or warranty set forth in section 4 as of the date of this agreement;

(ii) any material breach of any covenant or obligation of buyer set forth in this agreement; and

(iii) any taxes attributable to the company for any tax year ending on or after the closing date and/or for any tax year beginning before and ending after the closing date to the extent allocable (as determined in a manner consistent with section 5.3(a)) to the portion of such period ending on or after the closing date).

          (b) The Seller Indemnitees shall not be entitled to recover any Damages under Section 7.3(a)(i) until such time as the cumulative amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages under Section 7.3(a)(i)) that have been directly or indirectly suffered or incurred by any one or more of the Seller Indemnitees, or to which any one or more of the Seller Indemnitees has or have otherwise become subject, exceeds $25,000 in the aggregate, in which case the Buyer shall be liable to Sellers only for the Damages in excess of such amount; provided, however, the limitation shall not apply to Section 4.4.

          (c) The Buyer's total liability under Section 7.3(a)(i) shall not, in the aggregate, exceed the Purchase Price with the Stock Consideration be valued based on the closing price of the Buyer Common Stock on the Closing Date.

7.4  Express Negligence; Limitations.

          (a) THE FOREGOING INDEMNITIES ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING ANY EXPRESS NEGLIGENCE RULE, DOCTRINE RELATING TO INDEMNIFICATION FOR STRICT LIABILITY OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY OF ANY OF THE INDEMNIFIED PARTIES.

          (b) TO THE EXTENT THAT AN INDEMNITEE MAKES ANY CLAIM AGAINST ANOTHER PARTY UNDER THE PROVISIONS OF SECTION 7, THE OTHER PARTY MAY NOT ASSERT AND HEREBY EXPRESSLEY WAIVER AS A DEFENSE, COUNTERCLAIM OR OTHERWISE THAT THE INDEMNITEE HAS BEEN NEGLIGENT IN CONDUCTING ITS DUE DILIGENCE OR HAS FAILED TO CONDUCT ITS DUE DILIGENCE IN A PROPER OR ADEQUATE MANNER.

          (c) THE RIGHT TO INDEMNIFICATION BASED UPON BREACH OF REPRESENTATIONS, WARRANTIES, COVENANTS, AGREEMENTS OR OBLIGATIONS SET FORTH HEREIN WILL NOT BE AFFECTED BY ANY INVESTIGATION, CONDUCTED WITH REPSECT TO, OR KNOWLEDGE ACQUIRED (OR CAPABLE OF BEING ACQUIRED) AT ANY TIME, WHETHER BEFORE OR AFTER THE CLOSING DATE, WITH RESPECT TO THE ACCURACY OR INACCURACY OF OR COMPLIANCE WITH ANY SUCH REPRESENTATIONS, WARRANTY, COVENANT, AGREEMENT OR OBLIGATION.

          (d) ANY LIMITATIONS ON THE INDEMNIFICATION OBLIGATIONS OF EITHER PARTY AS SET FORTH IN THIS AGREEMENT SHALL NOT APPLY TO ANY DAMAGES ARISING DIRECTLY OR INDIRECTLY FROM ANY CIRCUMSTANCE INVOLVING INTENTIONAL MISREPRESENTATION OR FRAUD.

7.5  Indemnification Procedures.

          (a) A claim for indemnification for any matter not involving a third party claim may be asserted by notice to the party from whom indemnification is sought; provided, that failure to so notify the indemnifying party shall not preclude the indemnified party from any indemnification which it may claim in accordance with this Section 7.

          (b) In the event that any Legal Proceedings shall be instituted or that any claim or demand shall be asserted by any third party in respect of which indemnification may be sought under this Section 7 hereof (a "Third Party Claim"), the indemnified party shall promptly cause written notice of the assertion of any Third Party Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party. The failure of the indemnified party to give reasonably prompt notice of any
     Third Party Claim shall not release, waive or otherwise affect the indemnifying party's obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual material loss and prejudice as a result of such  failure.  Subject to the  provisions of this
     Section 7.5, the indemnifying party shall have the right, at its sole expense, to provide counsel of its choice to defend against any Third Party Claim, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Damages indemnified against by it hereunder; provided, that the indemnifying party -------- shall have acknowledged in writing to the indemnified party its unqualified obligation to indemnify the indemnified party as provided hereunder. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Damages indemnified against by it hereunder, it shall within ten days of the indemnified party's written notice of the assertion of such Third Party Claim (or sooner, if the nature of the Third Party Claim so requires) notify the indemnified party of its intent to do so; provided, that the indemnifying party must -------- conduct its defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Damages indemnified against by it hereunder, fails to timely notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Damages under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Third Party Claim as set forth in this Agreement. If the indemnified party defends any Third Party Claim, then the indemnifying party shall reimburse the indemnified party for the expenses of defending such Third Party Claim upon submission of periodic bills. If the indemnifying party shall assume the defense of any Third Party Claim, the indemnified party may participate, at his or its own expense, in the defense of such Third Party Claim; provided, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel (plus any appropriate local counsel) for all indemnified parties in connection with any Third Party Claim. Each party hereto agrees to provide reasonable access to each other party to such documents and information as may be reasonably requested in connection with the defense, negotiation or settlement of any such Third Party Claim. Notwithstanding anything in this
     Section 7.5 to the contrary, the indemnifying party shall not, without the prior written consent of the indemnified party, settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment unless the claimant (or claimants) provide(s) to the indemnified party an unqualified release in respect of the Third Party Claim. Notwithstanding anything in this Section 7.5 to the contrary, the indemnified party shall not, without the prior written consent of the indemnifying party, settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment. If the indemnifying party makes any payment on any Third Party Claim, the indemnifying party shall be subrogated, to the extent of such payment, to all rights and remedies of the indemnified party to any insurance benefits or other claims of the indemnified party with respect to such Third Party Claim.

          (c) After any final decision, judgment or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement, in each case with respect to a Third Party Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall pay all of such remaining sums so due and owing to the indemnified party in accordance with Section 7.5.

7.6 Consequential and Similar Damages. No Indemnified Party shall be entitled to recover from the Indemnifying Party any incidental, consequential, special or punitive damages; provided that any incidental, consequential, special or punitive damages recovered by a third party from an Indemnified Party entitled to indemnification under this Section 7 shall be included in the Damages recoverable by such Indemnified Party.

SECTION 8. TERMINATION

8.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

          (a) by the mutual written consent of Buyer and each Seller;

          (b) by either Buyer, the Company or either Seller by written notice if there has been a breach of covenant or agreement contained in this Agreement on the part of the other and such breach of a covenant or agreement has not been promptly cured after notice has been given to the breaching party of such breach or to the extent such breach of a covenant or agreement is not capable of being cured;

          (c) by Buyer by written notice to Seller if any of the conditions set forth in Section 6.1 or 6.2 shall not have been satisfied by [____], 2010; or

          (d) by either Seller by written notice to Buyer if any of the conditions set forth in Section 6.1 or 6.3 shall not have been satisfied by [_____], 2010.

8.2 Effect of Termination. In the event of termination of the Agreement and the abandonment of the transactions contemplated hereby pursuant to this
     Section 8, all obligations of the parties shall terminate, except the obligations of the parties pursuant to this Section 8.2 and except for the provisions of Sections 5.5, 5.6 and 9.2 (the "Surviving Obligations"), and except with respect to the Surviving Obligations, such termination shall be without liability of any party hereto (or any stockholder, member, director, officer, employee, agent, consultant or representative of such party) to the other parties to this Agreement and each party shall bear its own costs and expenses incurred in connection with the transactions contemplated hereby.

SECTION 9.        MISCELLANEOUS PROVISIONS

9.1 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

9.2 Attorneys' Fees. If any Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

9.3 Notices. Any notice given hereunder shall be in writing and be delivered either by personal delivery, by telecopy or similar facsimile means, by certified or registered mail (postage prepaid and return receipt requested), or by express courier or delivery service, addressed to the applicable party hereto as the following address:

                  if to Buyer:

                  Sun River Energy, Inc.
                  Attn: Vince D'Antonio
                  Attn: Vince D'Antonio
                  305 South Andrews Avenue
                  Suite 204
                  Fort Lauderdale, FL 33301
                  Telephone:(954) 424-3646


                  if to the Sellers:

                  Donal R. Schmidt, Jr.
                  5950 Berkshire Lane
                  Suite 1650
                  Dallas, Texas 75225
                  Telecopy No.:(214) 739-9191

                  and

                  Thimothy S. Wafford
                  5950 Berkshire Lane
                  Suite 1650
                  Dallas, Texas 75225
                  Telecopy No.: (214) 739-9191
                  with copy to (which copy shall not constitute notice):

                  W. Bruce Newsome
                  Haynes and Boone, LLP
                  2323 Victory Ave., Suite 700
                  Dallas, Texas 75219
                  Telecopy No.: (214) 200-0636

or such other address and number as either party shall have previously designated by written notice to the other party in the manner hereinafter set forth. Notices shall be deemed given when received, if sent by telecopy or similar facsimile means and received at or prior to 5:00 p.m. central time on a business day in Dallas, Texas or the next business day in Dallas, Texas if received after 5:00 p.m. central time on a business day in Dallas, Texas or if received on any other day (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by telecopy or other facsimile means); and when delivered and receipted for if hand-delivered, sent by express courier or delivery service, or sent by certified or registered mail.

9.4  Time of the Essence. Time is of the essence of this Agreement.

9.5 Headings. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

9.6 Counterparts and Exchanges by Fax or Email Transmission. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by fax or email (in .pdf or .tif format) transmission shall be sufficient to bind the parties to the terms and conditions of this Agreement.

9.7  Governing Law; Venue.

          (a) All questions with respect to the construction, validity and interpretation of this Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Texas, without giving effect to principles of conflicts of laws.

          (b) Venue for any Legal Proceeding arising from this Agreement shall be in the United States District Court for the Northern District of Texas, Dallas Division or a state district court of competent jurisdiction in Dallas County, Texas. The parties consent to personal jurisdiction of the United States District Court for the Northern District of Texas, Dallas Division or a state district court of competent jurisdiction in Dallas County, Texas for any Legal Proceeding relating to or arising out of this Agreement, agree that the United States District Court for the Northern District of Texas, Dallas Division or a state district court of competent jurisdiction in Dallas County, Texas shall be deemed to be a convenient forum and agree not to assert (by way or motion, as a defense or otherwise) that such Legal Proceeding has been brought in an inconvenient forum, that the venue of such Legal Proceeding is improper or that this Agreement or the subject matter of this Agreement may not been enforced in or by such court.

9.8 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns (if any). None of the Buyer, the Company or any Seller shall assign this Agreement or any rights or obligations hereunder (by operation of law or otherwise) to any Person without the prior written consent of the other parties.

9.9 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

9.10 Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.11 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

9.12 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

9.13 Parties in Interest. Except for the provisions of Section 7 and except for FTP Oil and Gas LP, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

9.14 Entire Agreement. This Agreement and the Related Agreements set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof. Each of the parties expressly agrees and acknowledges that, other than those representations and warranties expressly set forth in this Agreement, the Company Disclosure Schedule and the Buyer Disclosure Schedule, it is not relying on any statement, whether oral or written, of any person or Entity with respect to its entry into this Agreement or to the consummation of the transactions contemplated by this Agreement.

9.15 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement, and the parties hereto hereby acknowledge that they have participated jointly in the negotiation and drafting of this Agreement.

(c) As used in this Agreement and the Exhibits and Schedules hereto (including the Company Disclosure Schedule and the Buyer Disclosure Schedule), the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

(d) Except as otherwise indicated, (i) all references in this Agreement to "Sections," "Exhibits," and "Schedules" are intended to refer to Sections of this Agreement, Exhibits, and Schedules to this Agreement, and (ii) all references in this Agreement to currency (unless otherwise expressly indicated) are intended to refer to U.S. dollars.

(e) When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-business day, the period in question shall end on the next succeeding business day.

(f) The words such as "herein," "hereinafter," "hereof," and "hereunder" refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

                            [Signature Pages Follow]

The parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.



                                     BUYER:

                                     Sun River Energy, Inc.

                                     By:
                                        --------------------

                                     Its:
                                        --------------------

                                     SELLERS:


                                        --------------------
                                        Donal R. Schmidt, Jr.


                                        --------------------
                                        Thimothy S. Wafford

                               Definitions Exhibit


                               CERTAIN DEFINITIONS

         For purposes of the Agreement (including this Definitions Exhibit):

         "Affiliate" shall mean, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by or under common control with such Person.

         "Agreement"  means the  Securities  Purchase  Agreement  to which  this
Exhibit 1 is attached (including the Company Disclosure Schedule), as it may be amended from time to time.

         "Buyer Common Stock" means the common stock, par value $0.0001 per share, of Buyer.

         "Buyer Contract" means any Contract, including any amendment or supplement thereto: (a) to which the Buyer is a party; (b) by which the Buyer or any of its assets is or may become bound or under which the Buyer has, or may become subject to, any obligation; or (c) under which the Buyer has or may acquire any right or interest.

         "Buyer Disclosure Schedule" means the schedule (dated as of the date of the Agreement) delivered to the Sellers on behalf of the Buyer on the date of this Agreement and signed by the Buyer.

         "Buyer Indemnitees" means the following Persons: (a) Buyer; (b) Buyer's current and future Affiliates (including, after the Closing, the Company); (c) the respective Representatives of the Persons referred to in clauses "(a)" and "(b)" above; and (d) the respective successors and assigns of the Persons referred to in clauses "(a)", "(b)" and "(c)" above.

         "Company Contract" means any Contract, including any amendment or supplement thereto: (a) to which the Company is a party; (b) by which the Company or any of its assets is or may become bound or under which the Company has, or may become subject to, any obligation; or (c) under which the Company has or may acquire any right or interest.

         "Company Disclosure Schedule" means the schedule (dated as of the date of the Agreement) delivered to Buyer on behalf of the Sellers on the date of this Agreement and signed by each Seller.

         "Consent" means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

         "Contract" means any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, whether express or implied.

         "Damages" shall include any loss, damage, injury, decline in value, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys' fees), charge, cost (including costs of investigation) or expense of any nature.

         "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature affecting property, real or personal, tangible or intangible, including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, any lease in the nature thereof and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute of any jurisdiction).

         "Entity" means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

         "Environmental Law" shall mean all applicable laws (both statutory and common law), rules, regulations, orders, ordinances, decrees, actions, guidelines, standards, arrangements, injunctions, policies and requirements relating to pollution and to protection of the environment (including without limitation the handling of any polluted, toxic or hazardous materials), all as amended.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "Expiration Date" shall mean the date that is 18 months after the Closing Date.

         "GAAP" means United States generally accepted accounting principles consistently applied and maintained throughout the periods indicated.

         "Governmental Authorization" means any: (a) approval, permit, license, certificate, franchise, permission, clearance, registration, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

         "Governmental Body" means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or
(c) governmental, self-regulatory or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

         "Indebtedness" of any Person means, without duplication, (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business and consistent with past practice (other than the current liability portion of any indebtedness for borrowed money)); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction; (v) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (vi) the liquidation value, accrued and unpaid dividends; prepayment or redemption premiums and penalties (if any), unpaid fees or expenses and other monetary obligations in respect of any redeemable preferred stock (or other equity) of such Person; (vii) all obligations of the type referred to in clauses (i) through (vi) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (viii) all obligations of the type referred to in clauses (i) through (vii) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Encumbrance on any property or asset of such Person (whether or not such obligation is assumed by such Person).

         "Indemnitees" means the Buyer Indemnitees and the Seller Indemnitees, as the case may be.

         "Individual Representations" means the representations and warranties set forth in Section 2.

         "Intellectual Property" means any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, domain name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software (in any form, including source code and executable or object code), computer program, database, data collection, development tool, diagram, formulae, invention, design, user interface, URLs, web site, work of authorship, blueprint, engineering drawing, laboratory notebook, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; or
(b) right to use or exploit any of the foregoing.

         "Knowledge". An individual shall be deemed to have "Knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter. References to "the Knowledge of the Sellers," "Sellers' Knowledge" or similar phrases include the Knowledge of either of the Sellers. A Person who is not an individual shall be deemed to have "Knowledge" of a particular fact or other matter if any officer or director or similarly situated Person of such Person is actually aware of such fact or other matter.

         "Legal Proceeding" means any ongoing or threatened action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

         "Legal Requirement" means any federal, state, local, municipal, foreign or international, multinational other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

         "Material Adverse Effect" means (i) with respect to the Company both before and after giving effect to the transactions contemplated by this Agreement, any change, occurrence or effect, direct or indirect, that could reasonably be expected to have a material adverse effect on the business of the Company, results of operations, assets, condition (financial or otherwise), or ability to satisfy obligations or liabilities (whether absolute or contingent) of the Company; (ii) with respect to the Buyer both before and after giving effect to the transactions contemplated by this Agreement, any change, occurrence or effect, direct or indirect, that could reasonably be expected to have a material adverse effect on the business of the Buyer, results of operations, assets, condition (financial or otherwise), or ability to satisfy obligations or liabilities (whether absolute or contingent) of the Buyer; and
(iii) the ability of the Sellers



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to  consummate  the  transactions  contemplated  hereby;  provided,  however,  a
Material Adverse Effect shall not apply to any adverse effect proximately caused by or resulting from: (i) any change in conditions generally affecting the industries in which the Company or the Buyer, as applicable, participates or the U.S. economy as a whole, provided that, such change or event does not have a disproportionate impact on the Company or Buyer, as applicable, or (ii) with respect to the Sellers, any change in Legal Requirement, provided that, such change or event does not have a disproportionate impact on the Company or Buyer, as applicable.

         "Materials of Environmental Concern" include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.

         "Order" means any decree, permanent injunction, order or similar action.

         "Part" means a part or section of the Company Disclosure Schedule or the Buyer Disclosure Schedule, as applicable.

         "Permitted Encumbrances" means (i) any encumbrance for Taxes not yet due and payable, (ii) any encumbrance created by operation of law, such as materialmen's liens, mechanics' liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent, (iii) any minor imperfection of title, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of the Company, and (iv) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto.

         "Person" means any individual, Entity or Governmental Body.

         "Related   Agreements"  means  the  the  Employment   Agreements,   the
Registration Rights Agreement and any other Contracts to be executed in connection with the transactions contemplated by this Agreement, the Employment Agreements, the PSA and the Registration Rights Agreement.

         "Representatives"  means  officers,   directors,   employees,   agents,
attorneys, accountants, advisors and representatives.

         "SEC" means the United States Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "Seller Indemnitees" means the following Persons: (a) each Seller; (b) each Seller's current Affiliates; (c) the respective Representatives of the Persons referred to in clauses "(a)" and "(b)" above; and (d) the respective successors and assigns of the Persons referred to in clauses "(a)", "(b)" and "(c)" above.

         "Subsidiary" Any Entity shall be deemed to be a "Subsidiary" of another Person if such Person directly or indirectly (a) has the power to direct the management or policies of such Entity or (b) owns, beneficially or of record,
(i) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity's board of directors or other governing body, or (ii) at least 50% of the outstanding equity or financial interests of such Entity.



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         "Tax" means any tax  (including any income tax,  franchise tax,  margin tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

         "Tax Return" means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

         "Transfer Taxes" means all transfer Taxes (excluding Taxes measured by income), including sales, use, excise, stock, stamp, documentary, filing, recording, permit, license, authorization and similar Taxes, filing fees and similar charges.

EXHIBITS --------

Exhibit 1         Definitions Exhibit

Exhibit A         Form of Schmidt Employment Agreement

Exhibit B         Form of Wafford Employment Agreement

Exhibit C         Form of PSA